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                                                                      EXHIBIT 99
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[TELXON LOGO]

                                                                    NEWS RELEASE

                 TELXON TO RESTATE SECOND QUARTER FY99 RESULTS;
                    ANTICIPATED BREAK-EVEN EARNINGS FOR FY99

         AKRON, OHIO, December 11, 1998 - - Telxon Corporation (Nasdaq-NNM:
TLXN) announced today that it will restate the previously released results for its second quarter ended September 30, 1998, to reflect a change in the timing of recognizing revenues financed under a new floor-plan arrangement, to a segment of its Value-Add Distributor (VAD) channel. The company announced that, based on advice from its outside auditors, PricewaterhouseCoopers LLP, revenues under this new financing program are more appropriately recognized upon the VADs re-sale to end-user customers.

         For the second quarter ended September 30, 1998, the company expects to report revenues of about $110 million, compared to previously announced revenues of $124 million. The company anticipates that a majority of the approximately $14 million in revenue under this financing program will be recognized in the third quarter, with the balance being recognized in the fourth quarter. As a result, the company expects to report a loss for the second quarter, prior to non-recurring items, of about $.05 per share (diluted), as compared to previously announced earnings, prior to non-recurring items, of $.22 per share (diluted). The company will issue its restated financial statements for the second quarter shortly.

         In addition, the company said that its revenue and earnings for FY99 are anticipated to be negatively affected as a result of unexpected delays in the general availability of certain models of its pen-based product line and lower than expected demand from U.S. customers. The company currently anticipates FY99 revenues to be essentially flat compared to its FY98 revenues of $466 million.

         As a result of the unexpected delays and lower than expected demand, the

             Telxon Corporation/Corporate Communications Department 3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                          800-800-8001/Fax (330) 664-2058


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company anticipates a loss from operations in the third quarter of FY99. To address the delays, Telxon is initiating a reorganization of its product development group and a more focused critical path measurement and reporting system. The company will also focus on cash generation and market demand creation programs in its plans to return to profitability during the fourth quarter of FY99. Absent additional business, earnings for FY99, prior to non-recurring items, are expected to be approximately break-even.

         Due to the reduced demand, the company anticipates an increased level of inventory at the end of the third quarter of FY99. The company plans to return to normal inventory levels over the next few months.

         Telxon remains committed to its VAD business partner channels program initiated one-year ago and believes that the program's emphasis on value-add integration and re-distribution service offerings will make it an important contributor to growth. The company is also evaluating and plans to initiate changes to enhance the effectiveness of its existing vertical systems marketing organization and other programs to foster demand for Telxon products.

         The company is pleased with the continuing positive performance of both its Aironet wireless LAN and Metanetics image processing technology subsidiaries. With their competitive technology, both subsidiaries continue to meet current internal expectations, offering products that are becoming market leaders in their respective industries.

         Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries. Telxon's website address is: http://www.telxon.com.

         Other than the historical financial information reported above, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual results to differ materially from the forward-looking statements. The important factors affecting the realization of those results include, without limitation, the company's ability to gain and maintain market acceptance of its products, and implement appropriate cost reduction, efficiency and other operating improvement strategies, as well as general and industry-specific economic conditions, competitive pressures and rapid technological change. Reference should be made to the discussion of


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these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange
Commission.

                                      # # #

For corporate information:
Alex Csiszar
Vice President, Investor Relations
Telxon Corporation
(330) 664-2961